MSB FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2010

Millington, NJ (NASDAQ: MSBF) MSB Financial Corp. (the “Company”) reported net income for the fiscal year ended June 30, 2010 of $806,000 or $0.16 per diluted common share, compared to a net income of $212,000 or $0.04 per diluted share for the year ended June 30, 2009.  The $594,000 increase in net income for fiscal year 2010 as compared to fiscal year 2009 was primarily attributable to an increase of $1.9 million in net interest income, which was partially offset by increases in the provision for loan loss and non-interest and income tax expenses.

For the quarter ended June 30, 2010, the Company had net income of $174,000 as compared to a net loss of $208,000 for the quarter ended June 30, 2009.  The $382,000 increase was primarily attributable to an increase of $503,000 in net interest income, in addition to a decrease of $85,000 in the provision for loan loss, which were partially offset by an increase of $226,000 in income tax expense.

Net interest income for fiscal year 2010 was up $1.9 million or 22.2% to $10.7 million for the year ended June 30, 2010 as compared to $8.8 million for the year ended June 30, 2009. The increase resulted from a decrease in interest expense of $1.6 million due mainly to an 85 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $34.3 million increase in the average balance of such liabilities.  Interest income for the year ended June 30, 2010 increased by $314,000 or 1.9%, primarily due to an average balance increase of $28.2 million in interest earning assets, offset in part by a 36 basis point decrease in the average yield earned on interest earning assets.  The interest rate spread for fiscal 2010 was 3.03%, compared to 2.54% for fiscal 2009.  Net interest income increased $503,000 or 22.1%, for the three months ended June 30, 2010 compared to the three months ended June 30, 2009, primarily due to a decrease of 69 basis points in the average rate paid on interest-bearing liabilities, partially offset by a $13.0 million increase in average interest-bearing liability balances, resulting in a $448,000 or 25.2% decrease in interest paid on interest-bearing liabilities. Interest income on interest earning assets increased $55,000 or 1.4% for the three months ended June 30, 2010 compared to the three months ended June 30, 2009 primarily due to an increase of $7.7 million in average earning asset balances tempered by a 5 basis point reduction in the average yield thereon.  The interest rate spread for the three months ended June 30, 2010 was 3.23%, compared to 2.59% for the three months ended June 30, 2009.

Non-interest income increased by $99,000 or 18.1% to $645,000 for the year ended June 30, 2010 compared to $546,000 for the year ended June 30, 2009, primarily due to a $54,000 unrealized gain on trading securities, a $27,000 increase in bank owned life insurance income primarily due to the purchase of additional bank owned life insurance in December 2009 and a $26,000 increase in fees and service charges.  Non-interest income decreased by $12,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009 primarily due to a $32,000 unrealized loss on trading securities, offset by increases of $11,000 in fees and service charges and $10,000 in income on bank owned life insurance.

Non-interest expenses totaled $8.4 million for the year ended June 30, 2010 as compared to $8.2 million for the year-ended June 30, 2009, an increase of $276,000 or 3.4%.  The increase in non-interest expense was primarily attributable to increases in other expense and salaries and employee benefit expense.  Non-interest expense decreased by $32,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009 primarily due to a decrease of $151,000 in FDIC assessment expense, a decrease of $24,000 in occupancy and equipment expense, a $15,000 decrease in advertising expense and an unrealized loss of $4,000 on trading securities, offset by increases of $75,000, $65,000 and $22,000 in other expense, salaries and employee benefits and directors’ compensation expense, respectively.

Income tax expense was $485,000 for the year ended June 30, 2010 compared to $130,000 for the year-ended June 30, 2009, an increase of $355,000 or 273.1%.  The increase in tax expense was commensurate with the increase in income before taxes for the comparative period.  Income tax expense for the three months ended June 30, 2010 increased by $226,000 or 176.6% compared to the three months ended June 30, 2009 due to the increase in income before taxes.

Total assets were $358.7 million at June 30, 2010, compared to $352.3 million at June 30, 2009.  The Company experienced a $10.2 million or 3.7%, decrease in loans receivable, net, while cash and cash equivalent balances increased $11.6 million or 122.6%, and securities held to maturity by $2.8 million or 6.2%.  Deposits increased $24.1 million or 8.9%, while advances from the Federal Home Loan Bank of NY decreased by $16.2 million or 44.8%.  The increase in cash and cash equivalents and investment securities held to maturity along with the decrease in the advances from the Federal Home Loan Bank were primarily the result of increased deposit balances in addition to a decrease in loan originations during this period.  Stockholders’ equity was $40.0 million at June 30, 2010 compared to $41.0 million at June 30, 2009, a decrease of $1.0 million or 2.5%. Paid in capital decreased primarily due to the purchase of $932,000 of stock for the Company’s restricted stock award program, offset by $97,000 in amortized expenses. Treasury stock increased by $1.1 million due to repurchases.  Other changes in equity were due to the declaration of $229,000 in cash dividends declared on our common stock, offset by $806,000 in net income, an $8,000 increase in accumulated other comprehensive loss, $166,000 in stock based compensation and $141,000 in ESOP shares earned.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

	MSB FINANCIAL CORP
	(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
		(Unaudited)
		At June 30,
	2010	2009	2008

Total assets	$358,743	$352,263	$308,058

Cash and cash equivalents	21,144	9,499	4,695

Loans receivable, net	265,814	276,058	254,290

Securities held to maturity	47,477	44,687	28,743

Deposits	296,401	272,280	225,371

Borrowed funds	20,000	36,218	37,068

Total stockholder's equity	39,968	40,983	43,396

Summary of Operations:
		(Unaudited)
	For the Year Ended June 30,
	2010	2009	2008

Total interest income	$16,850	$16,536	$16,626

Total interest expense	6,155	7,784	9,042

Net interest income	10,695	8,752	7,584

Provision for loan losses	1,600	783	135

Net interest income after provision
for loan losses	9,095	7,969	7,449

Noninterest income	645	546	568

Noninterest expense	8,449	8,173	7,090

Income before taxes	1,291	342	927

Income tax provision	485	130	315

Net income	$806	$212	$612

Net income per common share:

basic and diluted	$0.16	$0.04	$0.11

Weighted average number of shares	5,100,684	5,234,580	5,429,817
of common stock outstanding

	(Unaudited)
	At or For the
	Year Ended
Performance Ratios:	June 30,
	2010	2009

Return on average assets (ratio of net income
to average total assets)	0.22%	0.06%

Return on average equity (ratio of net income
to average equity)	1.99	0.50

Net interest rate spread	3.03	2.54

Net interest margin on average interest-earning
assets	3.20	2.86

Average interest-earning assets to average
interest-bearing liabilities	109.04	112.42

Operating expense ratio (noninterest expenses
to average total assets)	2.34	2.50

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	74.51	87.90

Asset Quality Ratios:

Non-performing loans to total loans	5.74	3.40

Non-performing assets to total assets	4.36	2.74

Net charge-offs to average loans outstanding	0.30	0.00

Allowance for loan losses to non-performing loans	16.53	18.73

Allowance for loan losses to total loans	0.95	0.64

Capital Ratios:

Equity to total assets at end of period	11.14	11.63

Average equity to average assets	11.24	12.86

Number of Offices	5	5